 CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

Supplement dated November 25, 2024, to the Statutory Prospectus (the “Prospectus”) and the

Statement of Additional Information (the “SAI”), each dated May 30, 2024

Effective immediately, the second paragraph under the “Distribution” sub-section of the “Dividends and Distributions” section on page 43 of the Prospectus is deleted in its entirety and replaced with the following:

Shares of the Fund are continuously offered through the Distributor, as the exclusive distributor of the Fund’s shares. The Fund has authorized one or more intermediaries (e.g., brokers, investment advisers, etc. (collectively, “intermediaries”)), including affiliates of City National Rochdale, to receive orders on its behalf. Such intermediaries are authorized to designate other intermediaries to receive orders on the Fund’s behalf. The Fund will be deemed to have received an order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. Customer purchase orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker or the broker’s authorized designee. Customer shares repurchased will be priced at the Fund’s Net Asset Value on the repurchase pricing date. The shares are offered at the NAV per share calculated each regular business day.

Effective immediately, the Officers table in the “Trustees and Officers” section beginning on page 30 of the SAI is deleted in its entirety and replaced with the following:

Name and Year of Birth	Position with the Trust	Term of Office(1) and Length of Time Served	Principal Occupation for the Past Five Years
Officers:
Gregg Giaquinto Year of Birth: 1967	President and Chief Executive Officer	Since 2024	President and Chief Executive Officer, City National Rochdale Funds, City National Rochdale Select Strategies Fund (the “Select Strategies Fund”), and City National Rochdale Strategic Credit Fund (the “Strategic Credit Fund”) (2024-present). President, City National Rochdale (2024 – present). Senior Managing Director, Client Services & Operations, City National Rochdale (2014-present).
Andrew Metzger SEI Investments One Freedom Valley Drive Oaks, Pennsylvania 19456 Year of Birth: 1980	Treasurer (Principal Financial and Accounting Officer and Controller)	Since 2021

Director of Fund Accounting, SEI Investments

Company (2020- present). Treasurer (Principal

Financial and Accounting Officer and Controller), City National Rochdale Funds, Select Strategies Fund and Strategic Credit Fund (April 2021-present). Senior Director, Embark Consulting, LLC (2019-2020). Senior Manager,

PricewaterhouseCoopers LLP (2002-2019).

Rochelle Levy Year of Birth: 1985	Chief Compliance Officer (“CCO”), Anti-Money Laundering Officer (“AML Officer”) and Identity Theft Program Officer (“ITP Officer”)	Since 2022	Senior Vice President and Wealth Management Chief Compliance Officer, City National Bank (2022-present). CCO, AML Officer and ITP Officer, City National Rochdale Funds, Select Strategies Fund and Strategic Credit Fund (September 2022-present). CCO and AML Officer, BNY Mellon Private Funds (2019-2022). CCO, BNY Mellon Commingled Funds (2019-2021). Investment Management, Head of Distribution Compliance BNY Mellon, N.A. (2019-2022). Vice President, JPMorgan Chase & Co. (2014-2019).
Mitchell Cepler Year of Birth: 1982	Vice President and Assistant Treasurer	Since 2016

Senior Vice President, Finance, City National

Rochdale (2011–present). Vice President and

Assistant Treasurer, City National Rochdale Funds (2015-present), Select Strategies Fund (2016-present), and Strategic Credit Fund (2018-present).

Frank Bonsignore Year of Birth: 1967	Vice President and Secretary	Since 2023

Mutual Funds Oversight Lead, City National

Rochdale Funds, Select Strategies Fund and

Strategic Credit Fund (2023-present). Secretary,

City National Rochdale Funds, Select Strategies

Fund and Strategic Credit Fund (2023-present).

Director of Operations, BNY Mellon (1997-2023).

Matthew M. Maher SEI Investments One Freedom Valley Drive Oaks, Pennsylvania 19456 Year of Birth: 1975	Assistant Secretary	Since 2019	Counsel, SEI Investments Company (2018-present). Assistant Secretary, City National Rochdale Funds, Select Strategies Fund, and Strategic Credit Fund (2019-present). Attorney, Blank Rome LLP (2015-2018). Assistant Counsel and Vice President, Bank of New York Mellon (2013-2014). Attorney, Dilworth Paxson LLP (2006-2013).

(1)	Each officer serves until removed by the Board or the principal executive officer of the Trust, or until such officer resigns.

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PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

CNR-SK-079-0100